Exhibit 10.1




                              EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (the "Agreement") effective January 1, 2008 (the "Effective Date") by and between ORBIT INTERNATIONAL CORP., a Delaware corporation, (the "Company") and DENNIS SUNSHINE (the "Executive") (collectively, the "Parties").

     WHEREAS, Executive is presently employed by the Company in a senior executive capacity pursuant to an Amended and Restated Employment Agreement dated as of February 15, 1999, as last amended on December 1, 2005;
WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment; and WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions set forth herein and enter into such agreement.
     NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.     EFFECTIVENESS; TERM OF EMPLOYMENT.
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A.     EFFECTIVENESS.   This Agreement shall constitute a binding agreement
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between the parties as of the date hereof.
B.     TERM OF EMPLOYMENT.   The term of this Agreement shall commence on the
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date first set forth above and shall continue until terminated pursuant to
Paragraph 9 below (the "Term").
2.     POSITION.
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A.     During the Term, Executive shall serve as the Company's Chief Executive
Officer. Executive shall have and perform such duties and authority generally associated with a Chief Executive Officer of a publicly owned defense electronics corporation. Executive will have and perform other duties as shall be determined from time to time by the Company's Board of Directors (the
"Board") consistent with Executive's position.
B. During the Term, Executive shall, if elected, serve as a member of the Board and such other committees of the Board to which Executive may be appointed and/or as an officer or director of any subsidiary of the Company.
C. During the Term, Executive will devote substantially all of his business time and efforts (excluding periods of vacation and sick days) to the performance of Executive's duties hereunder, and will not engage in any other business, profession or occupation which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board, which consent shall not unreasonably be withheld. Executive may: (i) engage in personal investment activities (including for Executive's immediate family); (ii) serve on the boards of nonprofit organizations and business entities; and/or (iii) be involved in other organizations, in each case provided that any of such activities do not materially interfere with Executive's performance of his duties for the Company or create a conflict of interest with that of the Company.
D. Subject to such travel as the performance of Executive's duties may reasonably require, Executive shall perform the duties required of him by this Agreement in Hauppauge, New York.
3.     COMPENSATION.
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A.     BASE SALARY.   Executive's Gross Base Salary, is hereinafter referred to
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as "Base Salary." During the term, the Company shall pay to Executive an annual
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Base Salary at the rate of $449,000, paid in accordance with the Company's regular payroll practices, but not less frequently than monthly. Executive's Base Salary will be subject to all appropriate legally required tax deductions.
B.     ANNUAL INCENTIVE PLAN.    During the Term, Executive shall be eligible to
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     participate in the Company's Executive Annual Incentive Plan, or such other individual annual incentive arrangement for Executive's benefit approved by the Company's Compensation Committee (the "AIP"). Pursuant to such AIP, for each
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year during the Term, Executive's annual target incentive will be fifty percent
(50%) of Executive's Base Salary, with an incentive range of zero percent (0%)
to one hundred percent (100%) of Executive's Base Salary annually (the "Annual
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Incentive").  The Company shall make payment of the Annual Incentive in a lump
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sum payment consistent with the terms of the AIP on the March 15th following each year during the Term for which such Annual Incentive is earned, subject to the release of the Company's audited financial statements. Executive's Annual Incentive will be based on strategic objectives submitted to and approved by the Board each year during the Term. Executive's Annual Incentive will be subject to all appropriate legally required tax deductions.
C.     LONG TERM INCENTIVE PLAN.   During the Term, Executive shall be eligible
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to participate in the Company's Executive Long Term Incentive Plan, or such other individual long term incentive arrangement for Executive's benefit approved by the Board which shall grant to Executive, at the Board's discretion, cash or shares or options of the Company's stock pursuant to a three year vesting schedule, with such cash, shares or options to vest at a rate determined at the time of such grant (the "LTIP"). The LTIP value will be $125,000
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annually during the Term.
D.     DISCRETIONARY BONUS.   During the Term, the Company's Chief Executive
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Officer may submit a written request to the Company's Compensation Committee detailing specifics for the Compensation Committee to consider a discretionary bonus. The determination of whether to authorize a discretionary bonus and the timing and amount of such discretionary bonus, shall be made by the Company's Compensation Committee, at its sole discretion.
4.     BENEFITS AND INSURANCE.
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A.     EXECUTIVE BENEFITS.   During the Term, Executive shall be entitled to
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participate in the Company's employee and/or executive benefit plans (other than any annual incentive or other compensation or severance plans or programs, which benefits are set forth in this Agreement) as in effect from time to time (collectively "Executive Benefits"), on the same basis as those benefits are
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generally made available to other senior Company executives.  Such Executive
Benefits shall include but not be limited to health, dental, defined contribution plan, disability and life insurance benefits. The Company reserves the right to change or cancel any Executive Benefits at its sole discretion, except as specifically set forth in this Agreement.
B.     LIFE INSURANCE.   During the Term, the Company shall maintain life
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insurance on Executive in the amount of one million dollars.
C.     DIRECTORS AND OFFICERS LIABILITY INSURANCE.   During the Term, and for a
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reasonable period (not less than two years) thereafter, the Company shall maintain Directors and Officers liability insurance coverage for Executive in a total coverage amount determined by the Board to be reasonable, provided that, if Executive's employment is terminated for "Cause" or Executive resigns his employment without "Good Reason," each term as defined herein, the Company may, at its discretion, elect not to maintain Directors and Officers liability insurance coverage for Executive after Executive's termination date.
D.     CLUB MEMBERSHIP.   During the Term, the Company shall pay (or reimburse
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Executive) for initiation fees and annual membership dues for Executive's country club consistent with the Company's past practice.
5.     BUSINESS EXPENSES.   During the Term, the Company shall reimburse
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Executive for, or pay on behalf of Executive, all reasonable and customary business expenses, including but not limited to travel expenses incurred by Executive in the performance of Executive's duties hereunder.
6.     TAX AND ESTATE PLANNING.   During the Term, the Company shall reimburse
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Executive for, or pay on behalf of Executive, reasonable expenses for
Executive's estate planning, taxation and tax planning services, including reasonable legal and accounting fees and expenses not to exceed $15,000 per year in the aggregate.
7.     VEHICLE EXPENSES.   During the Term, the Company shall provide Executive
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with (or reimburse Executive for, as applicable) a Company-leased, individually-owned or individually-leased vehicle, provided that the total expense to the Company for such vehicle shall not exceed $1,900 per month (exclusive of, but not limited to, one time charges for taxes, bank fees and registration costs). The Company shall pay for Executive's use and operation of such vehicle, including but not limited to costs for maintaining, insuring and fueling such vehicle.
8.     VACATIONS.   During the Term, Executive shall be entitled to 25 paid days
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of vacation annually.  Up to one week of paid vacation time unused at the end of a calendar year may be carried over until March 31 of the following year, at which time it shall be forfeited if unused. One week of unpaid vacation shall be available to Executive on an annual basis. Such unpaid vacation shall not carry over from year to year and shall be forfeited if unused at the end of a calendar year.
9.     TERMINATION.  The Term and Executive's employment hereunder shall
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continue from the effective date of this Agreement through December 31, 2010, unless terminated earlier by the Company or by Executive pursuant to this Paragraph 9. The Company and Executive agree to enter into good faith negotiations for any successor agreement or extension of the Term no later than
6 months prior to the expiration of the Term, unless the Company provides notice to Executive of its intention not to extend the Agreement with Executive. No later than 6 months prior to the expiration of the Term, Executive shall submit written notice to the Company requesting the Company's intent to initiate negotiations for a successor Agreement, extend the Term, or not to extend the Agreement with Executive. The Company shall respond to Executive, in writing, no later than 10 days after receipt of Executive's request.
A.     TERMINATION BY THE COMPANY FOR CAUSE; RESIGNATION BY EXECUTIVE WITHOUT
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GOOD REASON.
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(I)          The Term and Executive's employment hereunder may be terminated by the Company for Cause. Additionally, Executive's employment shall terminate automatically upon Executive's resignation without Good Reason (as hereinafter defined).
(II)          For purposes of this Agreement, "Cause" shall mean: (A)
Executive's willful misconduct in the performance of Executive's duties hereunder that has an adverse effect on the Company; (B) Executive's indictment for, or plea of nolo contendere to a felony under the laws of the United States
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or any state thereof or a misdemeanor involving moral turpitude; or (C)
Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder which is materially injurious to the financial condition or business reputation of the Company; provided, that no such termination shall be effective as a termination for "Cause" unless Executive has been given written notice by the Board of its intention to terminate Executive's employment for Cause, stating the grounds for such purported termination.
(III) If Executive's employment is terminated by the Company for Cause or if Executive resigns without Good Reason (as hereinafter defined), Executive shall be entitled only to receive:
(A) Executive's Base Salary earned through the date of Executive's termination, paid in one lump sum within the payroll period immediately following Executive's date of termination;
(B)     reimbursement for any business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;
(C) such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled as of the effective date of termination under the employee benefit plans of the Company;
     The amounts described in clauses 9(a)(iii)(A) through (C) are referred to herein as the "Accrued Rights".
B.     TERMINATION BY THE COMPANY WITHOUT CAUSE; RESIGNATION BY EXECUTIVE FOR
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GOOD REASON; OR NON-EXTENSION OF AGREEMENT BY THE COMPANY.
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(I)          The Term and Executive's employment hereunder may be terminated by the Company without Cause, by Executive's resignation for Good Reason (as defined below) or if Executive's employment terminates upon the expiration of the Term due to the Company's decision not to extend this Agreement or enter into a successor employment agreement with Executive, at the Company's election.
(II) For purposes of this Agreement, "Good Reason" shall mean only: (A) the failure of the Company to pay or cause to be paid, or to provide or cause to be provided, any part of Executive's compensation, benefits or perquisites when due hereunder, that is not applicable to all other senior executives; (B) any diminution in Executive's title, position, authority responsibilities from those described herein, except in connection with the Company's successorship plan or
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planning as duly authorized by the Board; or (C) failure of any successor company that acquires assets or stock of the Company to assume the Agreement and the obligations hereunder, except in connection with the Company's successorship
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plan or planning as duly authorized by the Board; provided that the events
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described in clauses (A) through (C) of this Paragraph 9(b)(ii) shall constitute
Good Reason only if the Company fails to cure such event to Executive's
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reasonable satisfaction within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason. Executive's determination that Good Reason exists shall be subject to review, at the Company's election, through arbitration in accordance with Paragraph 17 herein.
(III) For purposes of this Agreement, Executive's employment terminates upon "Expiration of the Term due to the Company's decision not to extend Executive's Agreement or enter into a successor employment agreement with Executive" only if: (A) the Company does not, on or before December 31, 2010, offer to Executive to extend the Term of the Agreement for a period of at least one year; or (B) the Company does not, on or before December 31, 2010, offer Executive a successor employment agreement for a period of at least one year on at least as favorable terms as contained in this Agreement. The Company agrees to enter into good faith negotiations for such extension of the Term or successor agreement at least six months prior to the expiration of the Term.
(IV)          If the Term and Executive's employment is terminated by the
Company without Cause, if Executive resigns for Good Reason, or if Executive's employment terminates upon Expiration of the Term due to the Company's decision not to extend Executive's Agreement or enter into a successor employment agreement with Executive (each term as defined above), Executive shall be entitled only to receive:
(A) the amount equal to two years of Executive's Base Salary, payable in monthly installments equal to Executive's monthly Base Salary for the first twelve (12) months beginning with the Company's payroll date following Executive's date of termination and the remainder in one lump sum on the Company's monthly payroll date commencing on the thirteenth month immediately following Executive's date of termination;
(B) the amount equal to the sum of two years of Executive's target Annual Incentive for the then-current contract year, payable in one lump sum on the Company's payroll date immediately following Executive's date of termination or as soon thereafter as is consistent with the AIP;
(C) all non-vested shares of Company stock or other non-vested option or equity grants to Executive pursuant to the LTIP shall vest on the date of termination;
(D)     reimbursement for any business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination on or before the Company's payroll period immediately following Executive's date of termination;
(E) payment of any accrued but unused vacation days on or before the Company payroll period immediately following Executive's date of termination;
(F) such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled for a period of two years immediately following Executive's date of termination;
(G) notwithstanding Paragraph 9(b)(iv)(F) above, payment of premiums by the Company for health, disability, long term care and life insurance coverage equivalent to that provided to Executive pursuant to the Company's benefit plans through the end of the Term or Executive's 65th birthday, whichever period is longer. After such period, Executive may elect continuation of health coverage under COBRA, as eligible;
(H) payment of substitute lease payments equal to what was paid for Executive's Company-owned or Company-leased vehicle for a period of two years after Executive's termination date; and
(I) Directors and Officers liability insurance coverage in a total coverage amount determined by the Board to be reasonable for a period of two years after Executive's termination date.
(V) If the Term and Executive's employment with the Company terminates at the expiration of the Term as a result of Executive's refusal of the
Company's offer to extend the Term of the Agreement or offer of a successor employment agreement on at least as favorable terms as contained in this Agreement as provided in Paragraph 9(b)(iii) herein (or refusal to execute an Agreement consistent therewith), Executive shall be entitled only to receive the
     Accrued Rights.
C.     TERMINATION DUE TO CHANGE IN CONTROL.
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(I)          The Term and Executive's employment hereunder may be terminated by
Executive upon a Change in Control (as defined below) of the Company. For purposes of this Agreement, "Change in Control" shall occur in the event that,
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during any period of three (3) consecutive months commencing after the date of this Agreement, a majority of the Board is not comprised of any combination of
(A) Board members as of the date of the Agreement (collectively, the "Initial Board"); (B) individuals recommended by a majority of the Initial Board to succeed members of the Initial Board; and (C) individuals added to the Initial Board by decision of a majority of the Initial Board.
(II) If the Term and Executive's employment is terminated by Executive due to a Change in Control, Executive shall be entitled only to receive:
(A)     the Accrued Rights;
(B) the maximum amount that can be paid to Executive without any portion thereof constituting an "excess parachute payment" as defined in 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor section of the Code. Such payment shall be made to Executive in one lump sum on or before the Company's next regular payroll date immediately following Executive's date of termination due to a Change in Control, or as soon thereafter as is consistent with the Annual Incentive Plan and/or Long Term Incentive Plan, as applicable. The computation of such payment shall be made, at the sole cost and expense of the Company, by the independent auditors then retained by the Company, or if such auditors notify the Company that they are unwilling to perform such computation, then by any nationally or regionally recognized independent public accounting firm selected by Executive. The computation provided by such auditors shall be final and binding on the Company and Executive. The Company and Executive shall provide such auditors with all documents and other information that the auditors may reasonably request concerning such calculation;
(C) such Executive Benefits, if any, pursuant to Paragraph 4 herein as to which Executive may be entitled for a period of three years immediately following Executive's date of termination;
(D) notwithstanding Paragraph 9(c)(ii)(C) above, payment of premiums by the Company for health, disability and life insurance coverage equivalent to that provided to Executive pursuant to the Company's benefit plans through the end of the Term or Executive's 65th birthday, whichever period is longer. After such period, Executive may elect continuation of health coverage under COBRA, as eligible;
(E) payment of substitute lease payments equal to what was paid for Executive's Company-owned or Company-leased vehicle for a period of three years after Executive's termination date;
(F) Directors and Officers liability insurance coverage in a total coverage amount determined by the Board to be reasonable for a period of two years after Executive's termination date; and
(G) all non-vested shares of Company stock or other non-vested option or equity grants to Executive pursuant to the LTIP shall vest on the date of termination.
D.     TERMINATION DUE TO DEATH.
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(I)          The Term and Executive's employment hereunder shall terminate upon
Executive's death. Upon termination of the Term and Executive's employment hereunder for Executive's death, Executive's spouse or estate (as the case may
be) shall be entitled only to receive:
(A)     the Accrued Rights; and
(B) the death benefit provided by the Policy or otherwise as set forth in Paragraph 4(b) herein, payable to the beneficiary or beneficiaries designated by Executive.
E.     TERMINATION DUE TO DISABILITY.
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(I)          The Term and Executive's employment may be terminated by the
Company upon Executive's "Disability", which shall mean if Executive becomes
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physically or mentally incapacitated and is therefore unable to perform the essential functions of Executive's position as Chief Executive Officer for a consecutive period or aggregate of three (3) months during the Term.
     Prior to the termination of the Term and Executive's employment for Disability as described above, a written report from Executive's physician must be submitted to the Board, and include, at a minimum, a diagnosis of Executive's condition, together with an assessment of the activities Executive can and cannot perform with or without reasonable accommodation. Any question as to the existence of Executive's Disability where Executive and the Company cannot agree shall be reviewed by a qualified physician mutually acceptable to Executive and the Company. Upon reviewing the diagnosis and prognosis of Executive, such mutually accepted and qualified physician shall provide a report of his/her findings to the Board and Executive, and shall be final and conclusive.
(II) Upon termination of the Term and Executive's employment hereunder for Executive's Disability, Executive shall be entitled only to receive:
(A)     the Accrued Rights;
(B) for the first six months of Executive's Disability, the sum of Executive's then-current Base Salary and target Annual Incentive, each prorated for such six month period;
(C) for the second six months of Executive's Disability (which six month period shall commence on the first day after the period set forth in 9(e)(ii)(B) above), the sum of Executive's then-current Base Salary and target Annual Incentive, each prorated for such six month period, less all amounts Executive
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received pursuant to applicable disability insurance policies covering Executive for such period (including but not limited to all disability insurance policies provided to Executive by the Company);
(D) for the third six months of Executive's Disability (which six month period shall commence on the first day after the period set forth in 9(e)(ii)(C) above), the sum equal to seventy percent (70%) of Executive's then current Base Salary and target Annual Incentive, each prorated for such six month period, less all amounts Executive received pursuant to applicable disability insurance
   -
policies covering Executive for such period (including but not limited to all disability insurance policies provided to Executive by the Company) in excess of thirty percent (30%) of Executive's then-current Base Salary and target Annual Incentive, each prorated for such six month period.
(E) all non-vested shares of Company stock or equity grants, together with all non-vested options granted to Executive shall immediately vest on the date of Executive's termination due to Disability.
F.     NOTICE OF TERMINATION.   Any purported termination of the Term and
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Executive's employment by the Company or by Executive (other than due to
Executive's death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, provided that the procedures set forth in Paragraph 9(b)(ii) herein must be complied with in respect of any resignation by Executive for "Good Reason."
G.     BOARD/COMMITTEE RESIGNATION.  Upon termination of the Term and
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Executive's employment for any reason, Executive agrees to resign, as of the
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date of such termination and to the extent applicable, from the Company's Board of Directors (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's subsidiaries.
10.     NON-COMPETITION.
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A.     Executive acknowledges and recognizes the highly competitive nature of the busi-ness of the Company and that he provides essential and unique services to the Company. Accordingly, despite that the terms contained herein may limit Executive's ability to engage in certain business pursuits during the Restricted
     Period (as defined below), Executive hereby agrees as follows:
     During the Term and for the period ending three years following the termination of the Term and Executive's employment with the Company for any reason other than an involuntary termination without Cause or a voluntary resignation by Executive, each within one (1) year of a Change of Control (as defined herein) of the Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"):
(I) become an officer, director, joint venturer, employee, agent, consultant or five percent (5%) or more shareholder (either directly or indirectly) of, or promote, provide services to or assist in any way, any person or entity which directly competes with any business of the Company or any of its affiliates in which the Company or such affiliates are engaged as of the date of Executive's termination of employment with the Company, and which constitutes, on a consolidated basis, at least ten percent (10%) of the
Company's revenues (hereinafter, engage in a "Competing Business"). Executive acknowledges that such restriction may limit his ability to engage in certain business pursuits during the Restricted Period, but also acknowledges that the Company has provided significantly higher remuneration and benefits from the Company, as provided herein, than that which he otherwise would have received to adequately compensate him for such restriction. Executive has had an opportunity to consult with an attorney with respect to these restrictions;
(II) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company.
B. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Paragraph 10 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and terri-tory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restric-tion contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
11.     NON-SOLICITATION.
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A.     Executive acknowledges and recognizes the highly competitive nature of the busi-ness of the Company and that he provides essential and unique services to the Company. Accordingly, despite that the terms contained herein may limit Executive's ability to engage in certain business pursuits during the Restricted
     Period (as defined above), Executive hereby agrees as follows:
     During the Restricted Period (as defined above), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person (as defined above):
(I) directly or indirectly solicit or encourage any employee of the Company to leave the employment of the Company; or enter into an Employment Agreement or Independent Contractor Agreement with any such employee;
(II) directly or indirectly solicit or enter into any business relationship with any person or entity who, at the time of the termination of Executive's employment with the Company was a customer of the Company or actively was being solicited by the Company to be a customer of the Company;
(III) directly or indirectly, encourage any consultant then under contract with the Company to cease to work with the Company;
(IV)          directly or indirectly, encourage any of the Company's customers or suppliers to cease doing business or reduce the amount of business it does with the Company.
B. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Paragraph 11 to be reasonable, if a final determination is made by an arbitrator or arbitrators, or by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and terri-tory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restric-tion contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
12.     CONFIDENTIAL INFORMATION.
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A.     Executive will not at any time (whether during or after Executive's employment with the Company) retain or use for the benefit, purposes or account of Executive or any other Person or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or as otherwise required in connection with the proper performance of his duties on behalf of the Company), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, strategies, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, profits, pricing, costs, products, services, vendors, customers, clients, partners, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions -- concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.
B.      "Confidential Information" shall not include any information that is:
(a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law or legal process to be disclosed; provided that Executive shall give prompt
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written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment at the Company's sole expense.
C. Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal and other professional advisors, or as he may be compelled by law or legal process, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the
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provisions of Paragraphs 10, 11 and 12 of this Agreement provided they agree to
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maintain the confidentiality of such terms, and may disclose the contents of this Agreement in order to enforce its terms.
D. Upon termination of Executive's employment with the Company for any reason, Executive shall cease and not thereafter commence use of any
Confidential Information owned or used by the Company, and upon notification from the Company shall destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or is otherwise the property of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
     The provisions of this Paragraph 12 shall survive the termination of Executive's employment with the Company for any reason.
13.     INTELLECTUAL PROPERTY
        ---------------------
A. If Executive creates, invents, designs, develops, contributes to or improves any United States or foreign works of authorship, design, program, software, source code, inventions, materials, documents, inventions, trade secrets, processes, patent applications, patents, know-how, copyrightable subject matter, and/or other intellectual property or work product of any kind (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of Executive's employment and/or with the use of any the Company resources
     ("Company Works"), Executive shall promptly and fully disclose same to the Company, hereby irrevocably relinquishes for the benefit of the Company and its assigns any rights Executive may have to the Company Works, and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company, without further consideration.
B. During or after the Term, Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Company Works.
C. The provisions of this Paragraph 13 shall survive the termination of Executive's employment for any reason.
14.     SPECIFIC PERFORMANCE.   Executive acknowledges and agrees that the
        --------------------
Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 10, 11, 12 or 13 would be inadequate and the Company would suffer irreparable damages as a result of such breach. In recognition of this fact, Executive agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, and without the necessity of proof of actual damages, shall be entitled to obtain injunctive relief restraining any threatened or further breach, or any other equitable remedy which may then be available.
15.     INDEMNIFICATION.
        ---------------
A. The Company shall defend, indemnify and hold harmless Executive to the fullest extent of the law from and against any and all loss, liability, damage or expense (including reasonable attorney's fees and expenses incurred in connection with the investigation, defense or negotiation of a settlement thereof or otherwise) (collectively, "Losses") arising from any claim or threatened claim by any third party with respect to, or in any way related to, the Company, this Agreement or Executive's services hereunder (collectively "Claim"). Executive shall give the Company prompt notice of any such Claim known to him, and the Company, in its sole discretion, then may take such action as it deems advisable to defend the Claim on behalf of the Executive. (The failure by Executive to give such a prompt notice shall not affect the right to indemnification except to the extent the Company is materially prejudiced thereby.) The Company shall have the sole and exclusive right to use counsel of its own choosing, shall control the defense of any such Claim in all respects, and shall have the sole and exclusive right to negotiate and settle any such Claim on behalf of Executive. Notwithstanding the foregoing, Executive shall have the right to employ his own legal counsel in defense of any Claim, with the reasonable fees and expenses of such counsel to be paid by the Company, provided that the Company determines that there exists a conflict of interest by reason of having common counsel in any such Claim.  Executive shall cooperate fully with the Company and its counsel in all respects in connection with the defense of any Claim and in any attempt made to settle the matter. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against Executive, (b) any sums paid by Executive in settlement, and (c) the expenses (including reasonable attorneys' fees and expenses) incurred by Executive in connection with its defense. Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to indemnification for Losses under this Paragraph 15 for any claim or allegation made by the Company against Executive arising out of Executive's breach of this Agreement;
or if it is adjudicated by a court of competent jurisdiction that any Losses
 -
were the direct result of the gross negligence or willful misconduct by
 -
Executive and, if so proven, Executive shall reimburse the Company for the costs
 -
of defense incurred by the Company.
B. Notwithstanding anything elsewhere to the contrary, this Paragraph 15 shall survive the termination of this Agreement and shall survive any termination of Executive's employment.
16.     NO MITIGATION; NO SET OFF.     In the event of any termination of
        -------------------------
employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.
17.     ARBITRATION.    Any dispute between the parties arising out of this
        -----------
Agreement, including but not limited to any dispute regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or the Executive's employment ("Arbitrable Dispute") shall be submitted to arbitration in the City of New York, pursuant to the Rules of the American Arbitration Association, before a single experienced employment arbitrator who is either licensed to practice law in New York, or is a retired judge having practiced law in New York. The arbitrator in any Arbitrable Dispute shall not have authority to modify or change this Agreement in any respect. The Company shall be responsible for payment of the amount of the fees of the American Arbitration Association and the arbitrator. In the event the arbitrator specifically finds that any claim or defense of either party is unreasonable, he may in his discretion direct that reasonable legal fees of the prevailing party be paid by the non-prevailing party. In the event the arbitrator specifically finds that the claims by Executive against the Company are meritorious, the arbitrator shall direct that Executive's reasonable legal fees incurred in connection with arbitrating such claims pursuant to this Agreement shall be paid by the Company. The arbitrator's decision and/or award will be fully enforceable and subject to entry of judgment by any court of competent jurisdiction. Notwithstanding the provisions of this Paragraph 17, the Company may, at its sole discretion seek appropriate injunctive relief for Executive's breach of Paragraphs 10, 11, 12 or 13 in the Supreme Court of the State of New York, New York and Suffolk Counties and the United States District Court for the Southern and Eastern Districts of New York. Executive hereby consents to the jurisdiction and venue of such courts for all such controversies.
18.     SECTION 409A.     The intent of the parties is that payments and
        ------------
benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The provisions of this Paragraph 18 shall survive the termination of this Agreement and shall survive any termination of Executive's employment. Notwithstanding anything herein to the contrary, if at the time of an Executive's termination of employment the Executive is a "specified employee" of a publicly traded company as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of any payments otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company shall defer such payments (without any reduction in such payments ultimately paid or provided to the Executive) until the date that is six months following the Executive's termination of employment (or the earliest date as is permitted under Code Section 409A).
19.     MISCELLANEOUS.
        -------------
A.     GOVERNING LAW.     This Agreement shall be governed by and construed in
       -------------
accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
B.     ENTIRE AGREEMENT/AMENDMENTS.     This Agreement contains the entire
       ---------------------------
understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
C.     NO WAIVER.     The failure of a party to insist upon strict adherence to
       ---------
any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
D.     SEVERABILITY   In the event that any one or more of the provisions of
       ------------
this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
E.     ASSIGNMENT.   This Agreement, and all of Executive's rights and duties
       ----------
hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company solely to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
F.     SUCCESSORS; BINDING AGREEMENT.  This Agreement shall inure to the benefit
       -----------------------------
of and be binding upon the personal or legal representatives, executors, administra-tors, successors, heirs, distributees, devisees and legatees of the Parties. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the
Company would be required to perform it if no such succession had taken place.
As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise. If Executive should die while any accrued amount would still be payable to him hereunder had he continued to live, the accrued amounts, with the exception of any life, disability or health insurance premiums, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there is no such designee, to his estate.
G.     NOTICE.  For the purpose of this Agreement, notices and all other
       ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     If to the Company:
Orbit International Corp.
80 Cabot Court
Hauppauge, New York  11788
Attn: Board of Directors
----






With a copy to:
Phillips Nizer LLP
666 Fifth Avenue
New York, New York 10103-0084
     Attn: Elliot H. Lutzker, Esq.
     ----
     Facsimile: (212) 262-5152

If to Executive:
Dennis Sunshine
     Orbit International Corp.
80 Cabot Court
Hauppauge, New York  11788; and
35 Kettlepond Road
Jericho, New York  11753
(or Executive's most recent address set forth in the Company's personnel record);

H.     EXECUTIVE REPRESENTATIONS.       Executive hereby represents to the
       -------------------------
Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive further represents that he has been advised by, or has consulted with his own independent counsel with respect to the negotiation of, and his decision to enter into, this Agreement and acknowledges that he understands the meaning and effect of each and every term and provision contained herein.
I.     PRIOR AGREEMENTS    This Agreement supersedes all prior agreements and
       ----------------
understandings (including verbal agreements) between Executive and the Company regarding the terms and conditions of Executive's employment with the Company.
J.     WITHHOLDING TAXES.     The Company shall withhold from any amounts
       -----------------
payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.


K.     COUNTERPARTS.     This Agreement may be signed in counterparts, each of
       ------------
which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DENNIS SUNSHINE


/s/ Dennis Sunshine                       Dated: 12/14/2007
-------------------


ORBIT INTERNATIONAL CORP.


/s/ Mitchell Binder                       Dated: 12/14/2007
-------------------
By: Mitchell Binder
Title: Chief Financial Officer